Exhibit 99.1

Owl Rock Capital Corp. Reports Third Quarter Net Investment Income Per Share of $0.33 and
NAV Per Share of $14.67

NEW YORK — November 4, 2020 — Owl Rock Capital Corporation (NYSE: ORCC, or the “Company”) today reported net investment income of $127.4 million, or $0.33 per share, and net income of $216.0 million, or $0.56 per share, for the third quarter ended September 30, 2020. Reported net asset value per share was $14.67 at September 30, 2020 as compared to $14.52 at June 30, 2020.

Craig W. Packer, Chief Executive Officer of Owl Rock Capital Corporation commented, “We are pleased with our results this quarter, which we believe continue to demonstrate the merits of our strategy and the strength of our portfolio. Our investments have proven to be resilient in the face of a challenging economic backdrop and our credit performance has generally come in towards the higher end of what we could have hoped for at this point in the economic recovery.”

The Company’s Board of Directors has declared a fourth quarter 2020 dividend of $0.31 per share and had previously declared a special dividend of $0.08 per share, both for stockholders of record as of December 31, 2020, payable on or before January 19, 2021.

On November 3, 2020, the Board approved a repurchase program under which the Company may repurchase up to $100 million of the Company’s outstanding common stock. Under the program, purchases may be made at management’s discretion from time to time in open-market transactions. Unless extended by the Board, the repurchase program will terminate 12-months from the date it was approved.

PORTFOLIO AND INVESTING ACTIVITY

For the three months ended September 30, 2020, new investment commitments totaled $843.6 million. This compares to $342.7 million for the three months ended June 30, 2020.

For the three months ended September 30, 2020, the principal amount of new investments funded was $646.8 million across 8 new portfolio companies and 4 existing portfolio companies. For this period, the Company had $48.2 million aggregate principal amount in exits and repayments.

For the three months ended June 30, 2020, the principal amount of new investments funded was $308.0 million across 3 new portfolio companies and 13 existing portfolio companies. For this period, the Company had $165.5 million aggregate principal amount in exits and repayments.

As of September 30, 2020 and June 30, 2020, the Company had investments in 110 and 102 portfolio companies with an aggregate fair value of $9.9 billion and $9.2 billion, respectively. As of September 30, 2020, the average investment size in each portfolio company was $90.2 million based on fair value.

As of September 30, 2020, based on fair value, our portfolio consisted of 79.2% first lien senior secured debt investments, 17.3% second lien senior secured debt investments, 0.5% unsecured investments, 1.0% investment funds and vehicles, and 2.0% equity investments.

As of June 30, 2020, based on fair value, our portfolio consisted of 80.2% first lien senior secured debt investments, 17.1% second lien senior secured debt investments, 0.1% unsecured notes, 1.1% investment funds and vehicles, and 1.5% equity investments.

As of September 30, 2020 and June 30, 2020, approximately 96.5% and 97.3% of the portfolio was invested in secured debt, respectively. As of September 30, 2020, 98.8% of our debt investments based on fair value in our portfolio were at floating rates.

As of September 30, 2020 and June 30, 2020, the weighted average total yield of accruing debt and income-producing securities at fair value (which includes interest income and amortization of fees and discounts) was 8.1%

and 7.9%, respectively, and the weighted average total yield of accruing debt and income-producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 8.0% and 7.7%, respectively.

As of September 30, 2020, 2 investments were on non-accrual status, representing 1.4% of the total fair value and 2.1% of the total amortized cost of the portfolio.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED SEPTEMBER 30, 2020

Investment Income

Investment income decreased to $187.1 million for the three months ended September 30, 2020 from $188.2 million for the three months ended September 30, 2019. This decrease was primarily due to a decrease in our portfolio’s weighted average yield at amortized cost, partially offset by an increase in our investment portfolio.

Expenses

Total expenses, after the effect of management and incentive fee waivers, increased to $60.8 million for the three months ended September 30, 2020 from $49.9 million for the three months ended September 30, 2019, which was primarily due to an increase in net management fees, professional fees and interest expense. Net management fees increased as a result of an increase in total assets period over period. The increase in interest expense was primarily driven by an increase in average daily borrowings, partially offset by a decrease in the average interest rate period over period.

Liquidity and Capital Resources

As of September 30, 2020, we had $0.2 billion in cash and restricted cash, $4.3 billion in total principal value of debt outstanding, and $1.4 billion of undrawn capacity on our credit facilities. The Company’s weighted average interest rate on debt outstanding was 3.3% and 3.6% for the three months ended September 30, 2020 and June 30, 2020, respectively. Ending debt to equity was 0.72x and 0.60x during the three months ended September 30, 2020 and June 30, 2020, respectively.

COVID-19 Developments

Through the nine months ended September 30, 2020, the Company’s operating results have been impacted by the current economic and financial market conditions related to the COVID-19 pandemic. We continue to assess the impact of COVID-19 on our portfolio companies. For additional information about the COVID-19 pandemic and its potential impact on our results of operations and financial condition, please refer to the “COVID-19 Developments” section and additional disclosure in our Form 10-Q for the quarter ended September 30, 2020.

Conference Call and Webcast Information

Conference Call Information:

The conference call will be broadcast live on November 5, 2020 at 10:00 a.m. Eastern Time on the Investor Resources section of ORCC’s website at www.OwlRockCapitalCorporation.com. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: (866) 393-4306
•	International: (734) 385-2616
•	Conference ID: 1683614

All callers will need to enter the Conference ID followed by the # sign and reference “Owl Rock Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available for 14 days via a webcast link located on the Investor Resources section of ORCC’s website, and via the dial-in numbers listed below:

•	Domestic: (855) 859-2056
•	International: (404) 537-3406
•	Conference ID: 1683614

Financial Highlights

	For the three months ended
	September 30, 2020	June 30, 2020	September 30, 2019
Investments at Fair Value	$9,918,302	$9,210,730	$8,270,254
Total Assets	$10,234,261	$9,497,126	$8,568,667
Net Asset Value Per Share	$14.67	$14.52	$15.22

Investment Income	$187,059	$190,242	$188,154
Net Investment Income	$127,437	$129,162	$137,906
Net Income	$216,047	$303,619	$118,652

Net Investment Income Per Share	$0.33	$0.34	$0.36
Net Realized and Unrealized Gains (and Losses) Per Share	$0.23	$0.45	$(0.05)
Net Income Per Share	$0.56	$0.79	$0.31
Distributions Declared from Net Investment Income Per Share	$0.39	$0.39	$0.33

Weighted Average Yield of Accruing Debt and Income Producing Securities at Fair Value	8.1%	7.9%	9.0%
Weighted Average Yield of Accruing Debt and Income Producing Securities at Amortized Cost	8.0%	7.7%	8.9%
Percentage of Debt Investment Commitments at Floating Rates	98.8%	98.7%	100.0%

consolidated statements of ASSETS and LIABILITIES

	September 30, 2020 (Unaudited)	December 31, 2019
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $9,929,182 and $8,738,520, respectively)	$9,711,690	$8,709,700
Controlled, affiliated investments (amortized cost of $210,959 and $90,336, respectively)	206,612	89,525
Total investments at fair value (amortized cost of $10,140,141 and $8,828,856, respectively)	9,918,302	8,799,225
Cash (restricted cash of $6,824 and $7,587, respectively)	220,466	317,159
Interest receivable	49,634	57,632
Receivable for investments sold	653	9,250
Receivable from a controlled affiliate	2,267	2,475
Prepaid expenses and other assets	42,939	17,878
Total Assets	$10,234,261	$9,203,619
Liabilities
Debt (net of unamortized debt issuance costs of $67,017 and $44,302, respectively)	$4,305,643	$3,038,232
Distribution payable	151,409	137,245
Management fee payable	18,230	16,256
Payables to affiliates	4,321	5,775
Payable for investments purchased	26,537	—
Accrued expenses and other liabilities	33,773	28,828
Total Liabilities	4,539,913	3,226,336
Commitments and contingencies (Note 7)
Net Assets
Common shares $0.01 par value, 500,000,000 shares authorized; 388,227,871 and 392,129,619 shares issued and outstanding, respectively	3,882	3,921
Additional paid-in-capital	5,919,509	5,955,610
Total distributable earnings (losses)	(229,043)	17,752
Total Net Assets	5,694,348	5,977,283
Total Liabilities and Net Assets	$10,234,261	$9,203,619
Net Asset Value Per Share	$14.67	$15.24

consolidated statements of operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Investment Income
Investment income from non-controlled, non-affiliated investments:
Interest income	$179,597	$180,944	$561,236	$498,747
Dividend Income	2,688	—	3,608	—
Other income	2,507	4,921	10,473	9,447
Total investment income from non-controlled, non-affiliated investments	184,792	185,865	575,317	508,194
Investment income from controlled, affiliated investments:
Dividend income	2,267	2,289	6,716	7,570
Total investment income from controlled, affiliated investments	2,267	2,289	6,716	7,570
Total Investment Income	187,059	188,154	582,033	515,764
Expenses
Interest expense	37,391	29,434	110,533	101,021
Management fee	36,460	26,793	104,852	57,434
Performance based incentive fees	22,302	19,674	70,500	19,674
Professional fees	3,330	2,886	9,782	7,361
Directors' fees	179	169	633	445
Other general and administrative	1,659	2,697	5,564	6,248
Total Operating Expenses	101,321	81,653	301,864	192,183
Management and incentive fees waived (Note 3)	(40,531)	(31,707)	(122,925)	(31,707)
Net Operating Expenses	60,790	49,946	178,939	160,476
Net Investment Income (Loss) Before Taxes	126,269	138,208	403,094	355,288
Excise tax expense (benefit)	(1,168)	302	239	1,754
Net Investment Income (Loss) After Taxes	$127,437	$137,906	$402,855	$353,534
Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss):
Non-controlled, non-affiliated investments	$80,619	$(20,846)	$(196,001)	$(376)
Controlled affiliated investments	4,615	284	(3,536)	3,346
Translation of assets and liabilities in foreign currencies	3,113	(146)	3,237	(168)
Total Net Change in Unrealized Gain (Loss)	88,347	(20,708)	(196,300)	2,802
Net realized gain (loss):
Non-controlled, non-affiliated investments	2,537	1,285	2,885	1,102
Foreign currency transactions	(2,274)	169	(2,364)	372
Total Net Realized Gain (Loss)	263	1,454	521	1,474
Total Net Realized and Change in Unrealized Gain (Loss)	88,610	(19,254)	(195,779)	4,276
Net Increase (Decrease) in Net Assets Resulting from Operations	$216,047	$118,652	$207,076	$357,810
Earnings Per Share - Basic and Diluted	$0.56	$0.31	$0.53	$1.18
Weighted Average Shares Outstanding - Basic and Diluted	386,534,213	384,846,445	388,474,850	302,373,486

portfolio and investment activity

	For the Three Months Ended September 30,
($ in thousands)	2020	2019
New investment commitments
Gross originations	$957,015	1,631,537
Less: Sell downs	(113,404)	(88,809)
Total new investment commitments	$843,611	$1,542,728
Principal amount of investments funded:
First-lien senior secured debt investments	$483,756	$845,282
Second-lien senior secured debt investments	121,592	443,270
Unsecured debt investments	41,463	—
Equity investments	—	—
Investment funds and vehicles	—	1,500
Total principal amount of investments funded	$646,811	$1,290,052
Principal amount of investments sold or repaid:
First-lien senior secured debt investments	$(44,711)	$(140,281)
Second-lien senior secured debt investments	(3,517)	(52,000)
Unsecured debt investments	—	(23,000)
Equity investments	—	—
Investment funds and vehicles	—	—
Total principal amount of investments sold or repaid	$(48,228)	$(215,281)
Number of new investment commitments in new portfolio companies(1)	8	10
Average new investment commitment amount	$90,138	$129,504
Weighted average term for new investment commitments (in years)	6.1	6.7
Percentage of new debt investment commitments at floating rates	100.0%	100.0%
Percentage of new debt investment commitments at fixed rates	0.0%	0.0%
Weighted average interest rate of new investment commitments(2)	8.2%	8.7%
Weighted average spread over LIBOR of new floating rate investment commitments	7.2%	6.6%

________________

(1)	Number of new investment commitments represents commitments to a particular portfolio company.
(2)	Assumes each floating rate commitment is subject to the greater of the interest rate floor (if applicable) or 3-month LIBOR, which was 0.23% and 2.09% as of September 30, 2020 and 2019, respectively.

ABOUT OWL ROCK CAPITAL CORPORATION

Owl Rock Capital Corporation (ORCC) is a specialty finance company focused on lending to U.S. middle-market companies. As of September 30, 2020, ORCC had investments in 110 portfolio companies with an aggregate fair value of $9.9 billion. ORCC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. ORCC is externally managed by Owl Rock Capital Advisors LLC, an SEC-registered investment adviser that is an affiliate of Owl Rock Capital Partners. Owl Rock Capital Partners, together with its subsidiaries, is a New York based direct lending platform with approximately $23.7 billion of assets under management as of September 30, 2020.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about ORCC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond ORCC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in ORCC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which ORCC makes them. ORCC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

Dana Sclafani

212-651-4705

orccir@owlrock.com

Media Contact:

Prosek Partners

David Wells / Kelly Smith Aceituno / Josh Clarkson

pro-owlrock@prosek.com